CONSENT OF GEOLOGIST

I hereby consent to the inclusion and reference of statements made by me regarding the mineral properties of Silverado Gold Mines Ltd. in the Amendment No. 1 to Form SB-2 Registration Statement dated July 26, 2004 to be filed by Silverado Gold Mines Ltd. with the United States Securities and Exchange Commission.

Dated the 26th day of July, 2004.

/s/ Edward J. Armstrong

Edward J. Armstrong
Consulting Geologist